Exhibit 99.1

PRESS RELEASE

For more information, contact: Wallace D. Ruiz, Chief Financial Officer SRI/Surgical Express, Inc. (813) 891-9550	FOR IMMEDIATE RELEASE

SRI SURGICAL REPORTS RESULTS FOR

FOURTH QUARTER AND FISCAL YEAR 2007

TAMPA, FL— Monday, March 10, 2008 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, today announced financial results for its fourth quarter and year ended December 31, 2007.

For the fourth quarter of 2007, SRI Surgical reported total revenue of $24,000,000, an increase of $159,000 over the fourth quarter of 2006. The net loss for the fourth quarter of 2007 was $1,617,000 or $0.26 per basic and diluted common share compared to a net loss for the fourth quarter of 2006 of $634,000 or $0.10 per basic and diluted common share. Revenues for the fiscal year ended December 31, 2007 were $94,200,000, compared to $93,800,000 for the fiscal year ended December 31, 2006. The net loss for the fiscal year ended December 31, 2007 was $3,193,000 or $0.50 per basic and diluted common share compared to a net loss of $1,953,000, or $0.31 per basic and diluted common share for the fiscal year ended December 31, 2006. The fourth quarter of 2007 included a charge of approximately $796,000 to increase the reserves for doubtful accounts and obsolete disposable surgical products.

Gerald Woodard, Chief Executive Officer said “Having only been on board a month, I see many opportunities for 2008. While we face challenges, our fundamentals remain strong, including a growing market, competitive products and services, and a supporting infrastructure. My focus will be effective execution, operational excellence and customer retention. I look forward to reporting our progress to our shareholders throughout the year.”

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and four distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Wallace Ruiz, Sr. Vice President and CFO SRI Surgical
(813) 891-9550 Ext. 3177
wruiz@srisurgical.com

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues	$23,956	$23,797	$94,201	$93,831
Cost of revenues	19,217	17,924	73,947	71,534

Gross profit	4,739	5,873	20,254	22,297

Distribution expenses	1,699	1,774	6,394	6,327
Selling and administrative expenses	5,378	4,681	17,775	17,574

Income (loss) from operations	(2,338)	(582)	(3,915)	(1,604)

Interest expense	317	292	1,385	1,206
Other income	(92)	—	(342)	—

Income (loss) before income taxes	(2,563)	(874)	(4,958)	(2,810)

Income tax expense (benefit)	(946)	(240)	(1,765)	(857)

Net income (loss)	$(1,617)	$(634)	$(3,193)	$(1,953)

Basic earnings (loss) per common share	$(0.26)	$(0.10)	$(0.50)	$(0.31)

Weighted average common shares outstanding, basic	6,339	6,339	6,399	6,338

Diluted earnings (loss) per common share	$(0.26)	$(0.10)	$(0.50)	$(0.31)

Weighted average common shares outstanding, diluted	6,339	6,339	6,399	6,338

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

(unaudited)

	As of December 31, 2007	As of December 31, 2006
Cash and cash equivalents	$656	$283
Accounts receivable, net	11,613	11,390
Inventories, net	6,159	6,715
Prepaid expenses and other assets, net	2,847	2,641
Reusable surgical products, net	19,416	20,954
Property, plant and equipment, net	31,277	32,371

Total assets	$71,968	$74,354

Notes payable to bank	$2,493	$2,497
Accounts payable	7,984	6,863
Accrued expenses	5,464	4,326
Mortgage payable	4,286	4,524
Bonds payable	7,060	7,720
Deferred tax liability, net	55	1,706

Total liabilities	27,342	27,636
Shareholders’ equity	44,626	46,718

Total liabilities and shareholders’ equity	$71,968	$74,354